EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD NAMED TO THE FORBES LIST OF AMERICA’S 200 BEST SMALL COMPANIES

FOR FOURTH CONSECUTIVE YEAR

Newport Beach, CA – October 17, 2006 – American Vanguard Corporation (NYSE:AVD) today announced that it has been ranked #42 on Forbes’ 2006 list of America’s 200 Best Small Companies, representing the Company’s fourth consecutive year to be recognized. Rankings were determined based on a combination of criteria, including return on equity, and sales and earnings growth for the last 5 years and the last 12 months. The list is currently available at www.forbes.com and appears in the October 30th issue of the magazine.

For its list, Forbes seeks what it considers to be “the most robust, fundamentally disciplined public outfits.” To be considered, companies must carry profit margins of greater than 5%, with positive sales and profit growth, on average, over both the last 5 years and the last 12 months. Candidates must also have had a share price above $5 as of September 29th on three-month average volume of 10,000 or more shares.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are very honored to be included on Forbes’ list for the fourth year in a row. Our entire team should be proud of this recognition of American Vanguard’s accomplishments.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire or license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
James Barry, CFO		LMortman@equityny.com
(323) 890-4800		(212) 836-9604

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